EXHIBIT 10.2

Fair Isaac Corporation

2012 Long-Term Incentive Plan

Market Share Unit Agreement

This Market Share Unit Award Agreement (this “Agreement”), dated December 13, 2013 (the “Grant Date”), is by and between *[Name] (the “Participant”), and Fair Isaac Corporation, a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2012 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant Awards under the Plan, the Committee has determined that the Participant should receive an Award of market share units under the Plan (the “Units”). This Award is subject to the following terms and conditions:

1.	Grant of Market Share Units. The Company hereby grants to the Participant an Award consisting of *[ ] Units (the “Target Number of Units”), subject to possible decrease to as few as 0 Units and to possible increase to as many as *[ ] Units as provided by this Agreement. Each Unit that has been earned pursuant to Section 3 of this Agreement and vests pursuant to Section 4 of this Agreement represents the right to receive one share of the Company’s common stock as provided in Section 7 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.	Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than a transfer upon death in accordance with the Participant’s will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted by the Participant in accordance with Section 6(d) of the Plan. Any attempted transfer in violation of this Section 2 shall be of no effect and may result in the forfeiture of all Units. The Units and the Participant’s right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in this Agreement until satisfaction of the conditions for earning and vesting the Units as set forth in Section 3 and Section 4 of this Agreement, respectively.

3.	Earned Units. Whether and to what degree the Units are earned will be determined by the relationship between the Company’s total shareholder return performance relative to that of a benchmark index during three performance periods: Performance Period 1 will start on December 1, 2013 and end on November 30, 2014, Performance Period 2 will start on December 1, 2013 and end on November 30, 2015, and Performance Period 3 will start on December 1, 2013 and end on November 30, 2016 (each, a “Performance Period”). The Performance Periods may be adjusted under the circumstances and to the extent specified in Section 6(b) of this Agreement.

(a) The number of Units subject to this Award that will be deemed earned at the conclusion of Performance Period 1 (the “Period 1 Earned Units”) will equal  1⁄3 of the number of Target Units multiplied by the Relative Return Factor (calculated in accordance with Appendix A to this Agreement) applicable to Performance Period 1, rounded down to the nearest whole Unit in case of a fraction.

(b) The number of Units subject to this Award that will be deemed earned at the conclusion of Performance Period 2 (the “Period 2 Earned Units”) will equal  1⁄3 of the number of Target Units multiplied by the Relative Return Factor applicable to Performance Period 2, rounded down to the nearest whole Unit in case of a fraction.

(c) The number of Units subject to this Award that will be deemed earned at the conclusion of Performance Period 3 (the “Period 3 Earned Units”) will equal the number of Target Units multiplied by the Relative Return Factor applicable to Performance Period 3, rounded down to the nearest whole Unit in case of a fraction, minus the sum of the Period 1 Earned Units and the Period 2 Earned Units; provided that if a negative number results from the calculation of Period 3 Earned Units, the number of Period 3 Earned Units will be deemed to be 0.

(d) Any Units that are not deemed to be Period 1 Earned Units, Period 2 Earned Units, or Period 3 Earned Units in accordance with this Section 3 will be forfeited without consideration.

4.	Vesting of Earned Units. Subject to Section 6 of this Agreement, if the Participant remains an Employee of the Company or any of its Affiliates continuously from the Grant Date, then all Period 1 Earned Units will vest as of December 13, 2014, all Period 2 Earned Units will vest as of December 13, 2015, and all Period 3 Earned Units will vest as of December 13, 2016.

5.	Service Requirement. Except as otherwise provided in accordance with Section 6 of this Agreement, if you cease to be an Employee of the Company and all of its Affiliates prior to the vesting dates specified in Section 4 of this Agreement, you will forfeit all unvested Units. Your Service as an Employee will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other written agreement you have entered into with the Company (an “Approved Leave”). If you do not resume providing Service as an Employee of the Company or any Affiliate following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.

6.	Effect of Termination of Service or Change in Control.

(a) Except as provided under the remainder of this Section 6, upon termination of Service prior to the final vesting date, any unvested Units will be immediately forfeited without consideration.

(b) Upon a Change in Control as a result of which the Company does not survive as an operating company or survives only as a subsidiary of another entity (a “Business Combination”) that is consummated before the end of Performance Period 3, the following provisions apply:

(i) Each Performance Period during which the Business Combination occurs will be truncated so that it ends on the date the Business Combination is consummated (each, an “Adjusted Performance Period”).

(ii) The number of Units deemed earned at the conclusion of each Adjusted Performance Period (the “Adjusted Period Earned Units”) will be calculated as specified in Section 3(a), (b), or (c) of this Agreement, as applicable, using the modified calculation of the Relative Return Factor set forth in Appendix A.

(iii) A portion of the Adjusted Period Earned Units for each Adjusted Performance Period will vest in full upon or immediately before, and conditioned upon, the consummation of the Business Combination, with such portion determined by multiplying the number of Adjusted Period Earned Units for that Adjusted Performance Period by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the Performance Period without adjustment (the “Accelerated Units”).

(iv) The number of Adjusted Period Earned Units in excess of the number of Accelerated Units for each Adjusted Performance Period (the “Time-Based Units”) will vest ratably on the 13th day of each month during the period beginning with the consummation of the Business Combination and ending on December 13, 2016, provided the Participant’s Service as an employee with the acquiring or surviving entity in the Business Combination (or with any of its affiliated entities) continues without interruption. If the Participant experiences an involuntary termination of Service for reasons other than Cause during such vesting period, the Time-Based Units will vest in full.

(c) In connection with a Change in Control that is not a Business Combination and that is consummated before the end of Performance Period 3, the Committee may provide in its discretion that some or all of the unearned and unvested Units subject to this Award will be deemed earned and will vest in full upon the occurrence of the Change in Control or upon the termination of the Participant’s Service as an employee within 12 months following the Change in Control.

(d) In connection with a Change in Control that is consummated after the end of Performance Period 3 but before December 16, 2016, the Period 3 Earned Units will vest in full upon the consummation of such a Change in Control.

(e) In connection with a termination of Service due to death or Disability before the end of Performance Period 3, a number of Units equal to the Target Number of Units minus the sum of any vested Period 1 Earned Units and vested Period 2 Earned Units will vest in full upon such termination. In connection with a termination of Service due to death or Disability after the end of Performance Period 3 but before December 16, 2016, the Period 3 Earned Units will vest in full upon such termination.

7.

Settlement of Units. After any Units vest pursuant to Section 4 or Section 6 of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each vested Unit (the date of each such issuance being a “Settlement Date”). Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for the Participant at E*Trade (or another broker designated by the Company or the Participant), or by another method provided by the Company, and shall be subject to the tax withholding provisions of Section 8 of this Agreement and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units. Notwithstanding the foregoing, (i) the settlement of each Time-Based Unit that vests in accordance with Section 6(b)(iv) of this Agreement will be made in the amount and in the form of the consideration (whether stock, cash, other securities or property, or a combination thereof) to which a holder of a Share was entitled upon the consummation of the Business Combination (without interest thereon) (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), and (ii) the Committee may provide for the settlement of Adjusted Period Earned Units that vest in accordance with Section 6(b)(iii) of this Agreement or for the settlement of Period 3 Earned Units that vest under the circumstances specified in Section 6(d) of this Agreement on the same basis as described in the preceding clause (i).

8.	Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of the Units, the Participant is required to make arrangements acceptable to the Company for payment of any federal, state or local withholding taxes that may be due as a result of the settlement of the Units (“Withholding Taxes”), in accordance with Section 15 of the Plan.

Until such time as the Company provides notice to the contrary, it will collect the Withholding Taxes through an automatic Share withholding procedure (the “Share Withholding Method”), unless other arrangements acceptable to the Company have been made. Under such procedure, the Company or its agent will withhold, at each Settlement Date, a portion of the Shares with a Fair Market Value (measured as of the Settlement Date) sufficient to cover the amount of such taxes; provided, however, that the number of any Shares so withheld shall not exceed the number necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state and local tax purposes that are applicable to supplemental taxable income.

The Company will notify the Participant in writing in the event the Share Withholding Method is not available, in which case the Withholding Taxes will be collected from the Participant through one of the following alternatives:

(a) delivery of the Participant’s authorization to E*Trade (or another broker designated by the Company or the Participant) to transfer to the Company from the Participant’s account at such broker the amount of such Withholding Taxes;

(b) the use of the proceeds from a next-day sale of the Shares issued to the Participant, provided that (i) such sale is permissible under the Company’s trading policies governing its securities, (ii) the Participant makes an irrevocable commitment, on or before the Settlement Date, to effect such sale of the Shares, and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002; or

(c) any other method approved by the Company.

9.	No Shareholder Rights. The Units subject to this Award do not entitle the Participant to any rights of a shareholder of the Company’s common stock. The Participant will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to the Participant upon settlement of the Units as provided in Section 7 of this Agreement.

10.	Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Agreement will be binding in all respects on the Participant’s heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.	Discontinuance of Service. This Agreement does not give the Participant a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate the Participant’s Service at any time and otherwise deal with the Participant without regard to the effect it may have upon the Participant under this Agreement.

14.	Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

15.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By executing this Agreement, the Participant accepts this Award and agrees to all the terms and conditions described in this Agreement and in the Plan document.

PARTICIPANT	FAIR ISAAC CORPORATION

By:
Title:

Appendix A to

Market Share Unit Agreement

Calculation of the Relative Return Factor

The Relative Return Factor is calculated as follows:

Relative TSR Performance	Relative Return Factor
+40% or greater	200%
+20%	150%
0%	100%
-12.5%	50%
-25% or less	0%

If the Relative TSR Performance falls between any of the values expressed above, the Relative Return Factor will be calculated by interpolation (i.e., for each positive percentage point of Relative TSR Performance, add 2.5 percentage points to 100% up to the maximum Relative Return Factor of 200%; and for each negative percentage point of Relative TSR Performance, subtract 4 percentage points from 100% until the Relative Return Factor equals 0%).

Definitions:

“Relative TSR Performance” for any Performance Period or Adjusted Performance Period means the difference, whether positive or negative, between (a) the Company’s Total Stockholder Return minus (b) the Benchmark Index’s Total Stockholder Return. Relative TSR Performance is expressed as a percentage rounded to the nearest whole number.

“Benchmark Index” means the Russell 3000 Index as constructed and maintained by Russell Investments.

“Total Stockholder Return” means the cumulative total return over a specified Performance Period or Adjusted Performance Period on the Company’s common stock or of the Benchmark Index, as measured by the change in the Company’s stock price or the Benchmark Index’s value from the first day of such period to the last day of such period and taking into account the assumed reinvestment of all dividends paid during such period, expressed as a percentage comparing such cumulative total return to the Company’s stock price or the Benchmark Index’s value at the beginning of the period. Total Stockholder Return shall be calculated consistent with the following principles:

(i)	The Company’s stock price or the Benchmark Index’s value as of the first day of a Performance Period or Adjusted Performance Period shall be deemed to be the average daily per share closing price of the Company’s common stock on the New York Stock Exchange, or average daily closing value of the Benchmark Index, as applicable, as reported on NYSE.com or Russell.com, as applicable, for the trading days within the period of 60 calendar days immediately prior to the first day of the Performance Period or Adjusted Performance Period, as applicable.

(ii)	The Company’s stock price or the Benchmark Index’s value as of the last day of a Performance Period shall be deemed to be the average daily per share closing price of the Company’s common stock on the New York Stock Exchange, or average daily closing value of the Benchmark Index, as applicable, as reported on NYSE.com or Russell.com, as applicable, for the trading days within the period of 60 calendar days ending on the last day of the relevant Performance Period.

(iii)	The Company’s stock price as of the last day of an Adjusted Performance Period shall be the fair market value (as determined by the Committee) of the per Share consideration to be paid to the holders of the Company’s common stock in accordance with the definitive agreement governing the transaction constituting the Business Combination (or, in the absence of such agreement, the closing price per Share as reported on NYSE.com for the last trading day of the Adjusted Performance Period).

(iv)	The Benchmark Index’s value as of the last day of an Adjusted Performance Period shall be deemed to be the average daily closing value of the Benchmark Index as reported on Russell.com for the trading days within the period of 60 calendar days) ending on the last day of the relevant Adjusted Performance Period.

(v)	The Total Stockholder Return for the Benchmark Index will be determined in accordance with the total return calculation methodology utilized by Russell Investments as embodied in its U.S. Index Returns Calculator accessible at:

http://www.russell.com/indexes/data/calculator/index_calculator.asp.

(vi)	The Total Stockholder Return for the Company’s common stock shall be calculated in accordance with the requirements of Item 201(e) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”) and any interpretations thereof issued by the staff of the SEC.